Exhibit 10.38
FUEL PURCHASE ORDER: L08046

Buyer:	Louisville Gas and Electric Company (“LG&E”), as Buyer
220 West Main Street
P.O. Box 32010
Louisville, Kentucky 40232-2010
Attn: Mike Dotson
Phone: 502-627-2322
Fax: 502-627-3243

Seller:	Armstrong Coal Company
407 Brown Road
Madisonville, Kentucky 42431

Fuel Purchase Order Number:	L08046

Date:	July 1, 2008

Shipping Destination:	Mill Creek and Cane Run Generating Stations, as designated from time to time by Buyer

Commodity:	Crushed, bituminous coal reasonably free from any extraneous material, and of reasonably uniform size and consistency and other wise meeting the specifications of this Fuel Purchase Order.

Producer:	Armstrong Coal Company

Mine:	Big Run Coal Mine located in Ohio County, Kentucky Type of Mining: Underground Seam: Kentucky #9

Producer represents and warrants that the Source is sufficient to supply the quantity and quality of coal required hereunder.

Base Price:	Price: — $65.00 per net ton at 11,500 BTU/lb, FOB Railcar at the rail loading facility at Midway Unit Train Facility near McHenry, Kentucky on the Paducah and Louisville Railroad.

Price will remain firm during the Term hereof, except for variations in quality as provided in Section 5 — Quality Price Adjustment.

Quantity:	The total quantity of coal supplied under this Fuel Purchase Order will be 100,000 tons during the term set forth below. The parties acknowledge that the actual total quantity supplied may be slightly more or less than the amount set forth in the preceding sentence due to the logistics of supplying bulk materials.

Term:	July 1,2008 through December 31, 2008

Delivery Point:	Midway Unit Train Facility near McHenry, Kentucky

Destination Points:	Mill Creek and Cane Run Generating Stations

Quality Specifications:	The fuel shipped hereunder shall be of reasonably uniform quality and shall conform (calculated on a monthly weighted average basis) to the specifications set forth below under the heading of Guaranteed Monthly Weighted Average (the “Guaranteed Monthly Weighted Average”):
Quality:

Guaranteed Monthly Weighted	Individual Shipment	Monthly Discount
Average (As Received Basis)	Rejection Limits	Points	Monthly Discount Values
Moisture- 10.44 lbs./MMBtu	> 12.50 lbs/MMBtu	11.75 lbs./MMBtu	$0.0016/lb/MMBtu
Ash- 10.44 lbs./MMBtu	> 12.50 lbs./MMBtu	10.75lbs./MMBtu	$0.0083/lb/MMBtu
BTU 11,500	< 10,900	11,300	$0.2604/lb/MMBtu
Sulfur — 2.50 lbs./MMBtu	> 3.00 lbs./MMBtu	2.75 lbs./MMBtu	$0.1232/lb/MMBtu
Sizing 3” x0”
Fines- 45.0%	N/A
Volatile- 33.0%	< 30
Ash Fusion(H=W Reducing) 2030 F	< 2020
Fixed Carbon- 44	< 30
Grindability- 55	< 50
As used herein, a “shipment” shall mean one train load of fuel in accordance with Buyer’s sampling and analyzing practices.
Quality: The Seller has sole responsibility for quality control of the fuel and shall forward its as loaded quality to the Buyer as soon as possible. Each shipment hereunder shall also be of uniform quality. All Shipments shall be sampled and analyzed by Seller prior to shipment to determine loading quality. Seller shall provide the results of such sampling and analysis to the recipients designated by Buyer and in the format specified by Buyer as soon as possible after the Shipment is loaded. Two (2) trains in a thirty (30) consecutive day period not conforming (i.e. exceeding any maximums or falling below any minimums) with one or more Rejection Limits set forth above (the “Rejection Limits”) shall be considered an Event of Default and may, if Seller does not give adequate assurances of future compliance or otherwise cure, result in suspension or rejection as provided herein and/or may result in the exercise of other legal and equitable remedies at Buyer’s option.
In the event of a conflict between the terms and conditions contained in this document and those contained in any exhibits or attachments attached hereto the terms and conditions contained in this document shall govern.

BUYER		SELLER

LOUISVILLE GAS and ELECTRIC CO.		ARMSTRONG COAL COMPANY

/s/		/s/ Martin D. Wilson
Director	— Corporate Fuels and By-Products	Title:	President
Date:	7/2/08	Date:	6/28/08

LOUISVILLE GAS AND ELECTRIC COMPANY
FUEL PURCHASE ORDER TERMS AND CONDITIONS

ARMSTRONG COAL COMPANY	P.O. # L08046
1.	SCHEDULING & DELIVERY
Seller shall cause fuel sold hereunder to be properly loaded into railcars for delivery to Buyer. The delivery schedule specified in the Purchase Order or as designated by Buyer in absence of such in the Purchase Order is binding on both Buyer and Seller and may only be changed by mutual agreement followed by a mutual written agreement between the parties.
2.	TITLE AND RISK OF LOSS; WARRANTY
Title to and risk of loss of fuel conforming to this Purchase Order shall pass to Buyer as follows:
a)	As the coal is loaded into railcars at the Delivery Point.
b)	For all Non-Conforming Shipments (as hereinafter defined) title to and risk of loss of fuel shall revert back to Seller immediately upon any rejection or non-acceptance by Buyer as provided elsewhere in this Purchase Order.
Seller and Buyer shall each indemnify, defend, and save harmless the other party, its affiliates and their respective officers, directors, agents, representatives and employees from and against any liabilities, losses, claim, damages, penalties, causes of action, or suits (collectively “Claims”) arising out of, in connection with or related to the ownership, operation, storage, processing, handling and transportation of the fuel by the indemnifying party during the Applicable Period. For purposes of this paragraph, “Applicable Period” shall mean (i) with respect to the Seller, the period of time prior to title to and risk of loss of the fuel passing to Buyer hereunder, and (ii) with respect to the Buyer, the period of time from and after title to and risk of loss of the fuel passing to Buyer hereunder. Seller represents and warrants that it has title to, and the right to sell, all fuel sold hereunder and the same is shipped free and clear of all liens, encumbrances, and claims of all third parties.
Seller and Buyer also agree to indemnify and save harmless each other, their respective officers, directors, employees and representatives from any responsibility and liability for any and all third party claims, demands, losses, legal actions for personal injuries, property damage and pollution (including reasonable inside and outside attorney’s fees) which, directly or indirectly result from or relate to (i) any failure of the indemnifying party to comply with laws, regulations or ordinances related to Seller’s or Buyer’s, as applicable, performance of this Agreement; or (ii) the negligent acts or omissions of the indemnifying party in the performance of this Agreement.
Seller agrees to carry and to cause its agent operating any facilities on its behalf to carry insurance coverage with minimum limits as follows:
(1)	Commercial General Liability, including Completed Operations and Contractual Liability, $1,000,000 single limit liability.

(2)	Automobile General Liability, $1,000,000 single limit liability.

(3)	Employer’s Liability, $1,000,000 single limit liability.

(4)	In addition, Seller and Seller’s agent shall each carry excess liability insurance covering the foregoing perils in the amount of $5,000,000 for any one occurrence.

(5)	Workers’ Compensation with statutory limits.
If any of the above policies are written on a claims-made basis, then the retroactive date of the policy or policies will be no later than the effective date of this Agreement. Upon request by Buyer, Certificates of Insurance satisfactory in form to the Buyer and each signed by the Seller’s and Seller’s agent’s insurer, as applicable, shall be supplied by the Seller to the Buyer evidencing that the above insurance is in force and that not less than thirty (30) calendar days written notice will be given to the Buyer prior to any cancellation or material reduction in coverage under the policies. The Seller and Seller’s agent shall each request of its insurer to waive all subrogation rights against the Buyer respecting all losses or claims arising from performance hereunder. Evidence of such waiver satisfactory in form and substance to the Buyer shall be exhibited in the Certificate of Insurance mentioned above. Seller’s liability shall not be limited to its insurance coverage.

3.	WEIGHTS
The weight of the fuel delivered hereunder shall be determined on a per shipment basis by Buyer on the basis of certified scale weights at the Buyer’s Generating Station unless another method is mutually agreed by the parties. Seller shall have the right, at Seller’s expense and upon reasonable notice, to have the scales checked for accuracy at any reasonable time or frequency. If the scales are found to be over or under the tolerance range allowable for the scale based on industry accepted standards, either party shall pay to the other any amounts owed due to such inaccuracy for a period not to exceed thirty (30) days before the time any inaccuracy of scales is determined.
4.	SAMPLING AND ANALYSIS
Buyer shall perform all sampling and analysis at its expense and the results of Buyer’s testing shall be accepted and used for the quality and characteristics of the fuel delivered under this Purchase Order. Seller may observe the unloading, sampling, sample preparation and analysis hereunder. Buyer’s sampling and analysis practices for the fuel delivered under this Purchase Order shall be performed in substantial compliance with ASTM standards where applicable or mutually agreed methods.
Each fuel sample collected by the Buyer shall be properly divided into at least four sub-samples. One part shall be analyzed by Buyer pursuant to the terms herein. One part shall be used by Buyer as a check sample, if Seller in its sole reasonable judgment determines it is necessary; one part shall be retained by Buyer until the twenty fifth (25th) of the month following the month of unloading (the “Disposal Date”) after the sample is taken and shall be delivered to Seller for analysis if Seller so requests before the Disposal Date. One part (“Referee Sample”) shall be retained by Buyer until the Disposal Date. Seller shall be given copies of all analyses made by Buyer by the tenth (10th) business day of the month following the month of unloading. Seller, on reasonable notice to Buyer, shall have the right to have a representative present to observe the sampling and analyses performed by Buyer. Unless Seller requests a Referee Sample analysis before the Disposal Date, Buyer’s analysis shall be used to determine the quality of the fuel delivered hereunder. The Monthly Weighted Averages shall be determined by utilizing the individual shipment analyses.
If any dispute arises before the Disposal Date, the Referee Sample retained by Buyer shall be submitted for analysis to an independent commercial testing laboratory (“Independent Lab”) mutually chosen by Buyer and Seller. All testing of any such sample by the Independent Lab shall be at requestor’s expense unless the results differ by more than the applicable ASTM reproducibility standards. If the Independent Lab results differ from Buyer’s analysis by more than the applicable ASTM reproducibility standards, the Independent Lab results will govern and the costs of the Independent Lab shall be borne by Buyer.
5.	QUALITY PRICE ADJUSTMENTS
(a) BTU True Up.
The Base Price for coal delivered hereunder in any particular calendar month is based on the assumption that the actual “as received” monthly weighted average BTU/LB (the “AMWA”) for coal delivered to Buyer during that particular calendar month is equal to the minimum Guaranteed Monthly Weighted Average BTU/LB (“GMWA”). In the event the AMWA varies from the GMWA for any particular calendar month, then the Base Price applicable to such delivered coal will be adjusted for that particular calendar month to account for such variation in BTU’s; such Base Price adjustment for BTU’s for that particular calendar month to be determined as follows:
(i) Calculate the per ton Base Price BTU adjustment for any particular calendar month using the following formula (where Price per Ton is the applicable Base Price):

AMWA - GMWA	X	Price per Ton =Per Ton Adjustment
GMWA
(ii) Determine the Base Price adjustment for BTU’s for that month by multiplying the Per Ton Adjustment (as calculated in (i) above) by the total number of tons of coal actually delivered to and unloaded by Buyer under this Agreement for that particular calendar month.
Depending on whether the AMWA is greater or less than the GMWA in any particular calendar month, the Per Ton Adjustment (and thus the Base Price adjustment for BTU’s) for that particular calendar month can be positive or negative. If the Base Price adjustment for BTU’s (as calculated above) for a particular calendar month is positive, then Buyer shall be obligated to pay the amount of such adjustment to Seller. If the Base Price adjustment for BTU’s (as calculated above) for a particular calendar month is negative, then Seller shall be obligated to pay or credit the amount of such adjustment to Buyer. Buyer shall be responsible for making the calculations and shall send a written statement to Seller of the amount of such adjustment each month. Such payments shall be due when the next payment for coal is due hereunder.
For example, if the AMWA for a particular calendar month equals 11,900 BTU/LB, the GMWA equals 11,800 BTU/LB and the Price Per Ton equals $65.00/ton, then the Per Ton Adjustment would be ((11,900 — 11,800) ÷ 11,800) x $65.00 = $.5508 per ton. If a total of 20,000 tons were delivered during that particular calendar month, then the Base Price adjustment for BTU’s would equal $11,016.95 (20,000 x $.5508). Since it is positive, this amount would be due and owing to Seller by Buyer with respect to the deliveries for that particular calendar month (but not including any fuel rejected pursuant to Paragraph (B) below) determined in accordance with the terms and conditions hereof.
Notwithstanding the foregoing, for each specification each month with respect to the quality price discounts, there shall be no discount if the Actual Monthly Quality meets the applicable Discount Point set forth in the Quality Specifications section above. However, if the Actual Monthly Quality fails to meet such applicable Discount Point, then the discount shall apply to and shall be calculated as provided in Exhibit A attached hereto.
(b) If any Shipment of fuel triggers any of the Rejection Limits specified herein (a “Non-Conforming Shipment”), Buyer shall have the option, exercisable by notice to Seller of either (i) rejecting such Non-Conforming Shipment at the Delivery Point or en-route, but prior to unloading from transporter’s equipment or (ii) accepting any Non-Conforming Shipment with a mutually agreeable price reduction. Buyer must reject such coal within seventy-two (72) hours of receipt of the coal analysis provided for in §7.2 or such right to reject is waived. In the event Buyer rejects such non-conforming coal, title to and risk of loss of the coal shall be considered to have never passed to Buyer and Buyer shall return the coal to Seller or, at Seller’s request, divert such coal to Seller’s designee, all at Seller’s cost and risk. If Buyer fails to reject a shipment of non-conforming coal which it had the right to reject for failure to meet any or all of the Rejection Limits, then such non-conforming coal shall be deemed accepted by Buyer. Seller shall, at Buyer’s request replace the rejected fuel as soon as reasonably possible, provided that Buyer gives written notice to Seller of Buyer’s desire for replacement fuel within ten (10) days after rejection of the Non-Conforming Shipment; provided, Seller shall only be required to replace rejected fuel if it is able to do so prior to the expiration of the Term of this Agreement.
6.	INVOICING AND PAYMENT
(A)	Exhibit A attached hereto shows the methodology for calculating the fuel payment and quality price adjustments for the month Seller’s fuel is unloaded by Buyer.

(B)	For all fuel delivered and unloaded at the Buyer’s generating station between the first (1st) and fifteenth (15th) days of any calendar month, Buyer shall make preliminary payment of one-hundred percent (100%) of the amount owed for the fuel (based on the assumption that the fuel will meet all guaranteed monthly quality parameters) by the twenty-fifth (25th) day of such month of delivery and unloading, except that, if the twenty-fifty (25th) is not a regular work day, payment shall be made on the next regular work day. All preliminary payments shall be calculated based on the then-current price on a dollar per ton basis as calculated based on the guaranteed monthly weighted average BTU/Lb. and then-current Base Price in cents per MMBTU. For all fuel delivered and unloaded at the Buyer’s generating station(s) between the sixteenth (16th) and the last day of any calendar month, Buyer shall make preliminary payment for one-hundred percent (100%) of the delivered and unloaded fuel by the fifteenth (15th) day of the month following the month of unloading except that, if the fifteenth (15th) is not a regular work day, payment shall be made on the next regular work day. Also by the fifteenth (15th) day of the month following the month of unloading, with respect to all fuel unloaded at Buyer’s generating station during the month of unloading, a reconciliation of amounts paid and amounts owed during said month shall be made, including, making any adjustments for any applicable discounts or other adjustments provided herein, except that, with respect to all amounts due or owing on the fifteenth (15th) of the month following the month of unloading, if the fifteenth (15th) is not a regular work day, payment shall be made on the next regular work day.

For example, Buyer shall make a preliminary payment by August 25 for fuel unloaded from August 1 through August 15. By September 15, a payment for fuel unloaded from August 16 through August 31 will be made which shall be adjusted to include a reconciliation with respect to fuel unloaded in August. The reconciliation shall be made as follows; Seller shall invoice Buyer on or before the tenth (l0th) day of the month following the month of delivery and unloading for all fuel delivered and unloaded at Buyer’s generating station during the previous month. The amount due for all fuel (based on the Base Price minus any Quality Price Discounts) unloaded and accepted by Buyer during any calendar month shall be calculated and compared by Buyer to the sum of the preliminary payments made for fuel delivered and unloaded and accepted during such month. The difference shall be paid by or paid to Seller, as applicable, by the fifteenth (15th) day of the month following the month of unloading, except, that, if the fifteenth (15th) is not a regular work day, payment shall be made in the next regular work day.

(C)	Payment for fuel unloaded in a calendar month will be electronically transferred to Seller’s Account:
Armstrong Energy, Inc.
US Bank, N.A.
Account # 152306681361
Routing # 081-000-210
This order is not subject to Kentucky Sales Tax.

If any party in good faith reasonably disputes an invoice, it shall provide a written explanation specifying in detail the basis for the dispute and pay any undisputed portion no later than the due date. Notwithstanding anything herein to the contrary, non-payment of disputed portions, so long as such amounts remain disputed in good faith, shall not constitute an Event of Default hereunder. If Buyer, in good faith, disputes an invoice, Buyer shall immediately notify Seller of the basis for the dispute and pay the portion of such statement not in dispute no later than the due date. If any amount withheld under dispute by Buyer is ultimately determined to be due to Seller, it shall be paid within five (5) business day after such determination, along with interest accrued at the rate of two (2) percent over the prime lending rate as published from time to time in the Wall Street Journal, but in no event to exceed the maximum lawful rate (“Interest Rate”) from the original due date until the date paid. If after such determination any party fails to pay amounts under this Agreement when due, unless such amount is excused by Force Majeure, in addition to the rights and remedies provided in this Agreement, the aggrieved party shall have the right to: (i) suspend performance under this Agreement until such amounts plus interest at the Interest Rate have been paid, and/or (ii) exercise any remedy available at law or in equity to enforce payment of such amount plus interest at the Interest Rate. If Buyer shall fail to pay for fuel delivered in accordance with the terms hereof, Seller shall deliver written notice to Buyer of Buyer’s failure to pay, and if such default is still outstanding fifteen (15) days after the notice is given, then Seller shall have the right to suspend further shipments until all previous shipments are paid for. Overdue payments shall accrue interest from the date overdue at the rate of two (2) percent over the prime lending rate as published from time to time in the Wall Street Journal, but in no event to exceed the maximum lawful rate.
(D)	Invoices shall be sent to Buyer at the following address:
E.ON U.S. Services
220 West Main Street
Louisville, Kentucky 40202
Attn: Manager Fuels Accounting and Administration
7.	ASSIGNMENT/DELEGATION
This Purchase Order shall inure to the benefit of and be binding upon the parties and their respective successors and permitted assigns. However, no Party shall assign this Purchase Order or any of its rights or obligations hereunder without the prior written consent of the other party. Notwithstanding the foregoing, any party may, without the need for consent from the other party (and without relieving itself from liability hereunder), (a) transfer, sell, pledge, encumber or assign this Purchase Order or the accounts, revenues or proceeds hereof or thereof in connection with any financing or other financial arrangements or (b) transfer or assign this Purchase Order to an affiliate of such party; provided, however, that no such assignment shall in any way relieve the assignor from liability for full performance under this Purchase Order. Any such assignee shall assume and agree to be bound by the terms and conditions of this Purchase Order.
Written consent to one or more assignments shall not be construed as waiving the necessity of obtaining written consent to other and/or additional assignments.

8.	FORCE MAJEURE
No party shall be subject to liability to the other party for the failure to perform in conformity with this Purchase Order where such failure results from a Force Majeure. A party affected by Force Majeure shall notify the other party in writing as promptly as practicable of the existence of such Force Majeure condition, and shall provide to the other party a written confirmation of such Force Majeure condition, and its expected effect on deliveries and expected duration within seven (7) business days following such initial notification. The party affected by the Force Majeure shall remedy the Force Majeure, if possible, with all reasonable dispatch. In the event of a Force Majeure, delivery of the affected quantity of fuel shall be made up in full or in part only at the discretion of the Party not claiming Force Majeure; provided, in no event shall Seller be required to deliver fuel beyond the end of the Term. If an event of Force Majeure persists for a continuous period of at least sixty (60) days, then the party not claiming Force Majeure shall have the option, upon three (3) days’ prior written notice, to terminate this Purchase Order and the obligations of the parties hereunder shall terminate (other than obligations and liabilities for prior performance thereunder). If Seller claims Force Majeure and is unable to meet all of its sales obligations under this Purchase Order and any other of its fuel sales agreements involving fuel of a similar type and quality as the fuel sold hereunder, or if Buyer claims Force Majeure and is unable to meet all of its purchase obligations under this Purchase Order and any other of its fuel and/or fuel purchase agreements involving fuel and/or fuel of a similar type and quality as the fuel purchased hereunder for the same generating station, then any reductions in Seller’s deliveries or Buyer’s purchases (as applicable) shall be allocated by the party claiming Force Majeure on a pro rata basis among this Purchase Order and such other fuel and/or fuel purchase agreements involving fuel of a similar type and quality as the fuel to be sold and purchased hereunder to the extent contractually permitted by this Purchase Order and such other agreements. For purposes of this paragraph, the term “Force Majuere” means an event or circumstance which prevents one (1) party from performing its obligations under this Purchase Order, which is not within the reasonable control of, or the result of the negligence of, the party claiming Force Majeure, and which by the exercise of due diligence, the claiming party is unable to overcome or avoid or cause to be avoided, including, without limitation, acts of God, adverse geologic or mining conditions, war, riots, civil insurrection, acts of the public enemy, strikes, lockouts, natural disasters, breakdown or damage to Seller’s mining or railcar loading equipment or Buyer’s coal unloading system, transportation delays, or other causes whether of a similar or dissimilar nature. Force Majeure shall not be based on: (1) the loss of the Buyer’s markets; (2) Buyer’s inability economically to use or resell the fuel purchased hereunder; (3) the Seller’s ability to sell the fuel at a price greater than the Base Price; (4) Buyer’s ability to buy the fuel at a price less than the Base Price; or (5) Seller’s inability to economically produce. A Force Majeure event affecting the Source shall be deemed a Force Majeure event affecting the Seller. It is understood and agreed that significant capital expenditures and settlement of strikes and lockouts shall be entirely within the discretion of the party declaring Force Majeure.
9.	WAIVER
The failure of Buyer or Seller to insist in any one (1) or more instances upon strict performance of any of the provisions of this Purchase Order or to take advantage of any of its rights hereunder shall not be construed as a waiver of any such provisions (now or in the future) or the relinquishment of any such rights, but the same shall continue and remain in full force and effect for the term of this Purchase Order.
10.	This Section Intentionally Left Blank
11.	EVENT OF DEFAULT AND DAMAGES
If an Event of Default (as hereafter defined) occurs with respect to a party (the “Defaulting Party”) at any time during the term of this Purchase Order, the other party (the “Non-Defaulting Party”) may, in its sole discretion, do any or all of the following: (i) establish a date (which date shall be no earlier than the date that such notice is given to the Defaulting Party) (“Early Termination Date”) on which this Purchase Order shall terminate, (ii) withhold any payments due in respect of this Purchase Order, (iii) suspend performance under this Purchase Order and/or (iv) exercise such other remedies as may be provided in this Purchase Order or at law or in equity. An event of default with respect to any party (“Event of Default”) shall mean any of the following: (i) the failure of either party to materially comply with any or all of its other respective obligations in good faith as herein set forth and such noncompliance is not cured within ten (10) business days after notice thereof to Defaulting Party; (ii) failure to provide adequate security for or assurance of its ability to perform its further obligations under this Purchase Order within seventy-two (72) hours, of a reasonable written request by the Non-Defaulting Party; (iii) either party (a) filing a petition in bankruptcy, (b) having such a petition filed against it, (c) becoming otherwise insolvent or unable to pay its debts as they become due; (iv) the failure of a party’s guarantor, if any, to perform any covenant set forth in its guaranty, or such guaranty shall expire or be terminated or shall cease to guarantee the obligations of such party hereunder, or such guarantor shall become subject to any of the events specified in (iii) (a), (b) or (c), or (v) an event described in the Quality provision of the Purchase Order (dealing with non-conforming deliveries) shall have occurred.
12.	LIMITATION ON LIABILITY
NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, EXCEPT TO THE EXTENT COVERED BY ONE OR MORE INSURANCE POLICIES REQUIRED TO BE MAINTAINED UNDER THIS AGREEMENT, AND EXCEPT TO THE EXTENT A CLAIM, DEMAND, LOSS, OR LEGAL ACTION BROUGHT BY A THIRD PARTY INCLUDES ONE OR MORE SUCH ITEMS AND FOR WHICH THERE IS AN INDEMNITY OBLIGATION UNDER THIS AGREEMENT WITH RESPECT TO SUCH CLAIM, DEMAND, LOSS OR LEGAL ACTION, NEITHER PARTY SHALL BE LIABLE FOR CONSEQUENTIAL, INCIDENTAL, PUNITIVE, EXEMPLARY, SPECIAL OR INDIRECT DAMAGES, LOST REVENUES, LOST PROFITS OR OTHER BUSINESS INTERRUPTION DAMAGES, BY STATUTE, IN TORT OR CONTRACT. EXCEPT AS EXPRESSLY SET FORTH HEREIN, SELLER EXPRESSLY NEGATES ANY OTHER REPRESENTATION OR WARRANTY, WRITTEN OR ORAL, EXPRESS OR IMPLIED, INCLUDING ANY REPRESENTATION OR WARRANTY WITH RESPECT TO CONFORMITY TO MODELS OR SAMPLES, MERCHANTABILITY, OR FITNESS FOR ANY PARTICULAR PURPOSE.
13.	REMEDIES
(A)	Notwithstanding anything else herein to the contrary, Buyer reserves the right to reject any fuel and/or terminate this Purchase Order on the terms permitted herein in addition to any other legal or equitable remedies.

(B)	Buyer’s and Seller’s remedies arising from this purchase order are cumulative, and the exercise of any one of them shall not preclude the exercise by Buyer or Seller of any other remedy which may be allowed by law or equity.
14.	ENTIRE AGREEMENT; MODIFICATIONS
This Purchase Order, the Fuel Purchase Order Terms and Conditions, together with any attachments or exhibits specifically referenced herein (collectively, the “Purchase Order”), constitutes the entire contract between the Seller and the Buyer with respect to the subject matter hereof, supersedes all prior oral or written representations and contracts, and may be modified only by a written amendment signed by Buyer and Seller.
15.	COMPLIANCE WITH THE LAW
Seller and Buyer shall, to the extent applicable, comply in all material respects with the provisions of all federal, state, and other governmental laws and any applicable order and/or regulations, or any amendments or supplements thereto, which have been, or may at any time be, issued by a governmental agency, pertaining to performance of this Agreement, including, without limitation:
a)	applicable requirements of Sections 6, 7 and 12 of the Fair Labor Standards Act of 1938, as amended, and of the regulations and orders of the U. S. Department of Labor issued under Section 14 thereof.
b)	federal and state Occupational Safety and Health laws;
c)	regulations of the Public Service Commission of Kentucky and Virginia;
d)	the Equal Opportunity Clause in Section 202, Paragraphs 1 through 7 or Executive Order 11246, as amended, and the implementing Rules and Regulations of the Office of Federal Contract Compliance by all of which are incorporated herein by reference; and
e)	federal and state affirmative action obligations for contractors or subcontractors for minorities and females, handicapped workers and disabled veterans and veterans of the Vietnam Era, and the regulations issued thereunder, as amended from time to time (applicable government affirmative action clauses are incorporated herein by reference); and,
16.	GOVERNING LAW
The rights and duties of the parties hereto shall be determined by the laws of the Commonwealth of Kentucky and to that end this agreement shall be construed and considered as a contract made and to be performed in the Commonwealth of Kentucky.
17.	NOTICES
Unless expressly stated otherwise in this Agreement, notices provided for or required under this Purchase Order shall be in writing and delivered by hand or electronic means or transmitted by facsimile or sent by certified mail, postage prepaid, return receipt requested, or by overnight mail or courier.
Notices hand delivered or delivered by electronic means, shall be deemed delivered by the close of the business day on which it was hand delivered or delivered by electronic means (unless hand delivered or transmitted by electronic means after the close of the business day in which case it shall be deemed received by the close of the next business day). Notices provided by facsimile shall be deemed to have been received upon the sending party’s receipt of its facsimile machine’s confirmation of a successful transmission. If the day on which such facsimile is received is not a business day or is after five p.m. Eastern Time on a business day, then such facsimile shall be deemed to have been received on the following business day. Notices provided by certified mail, postage prepaid, return receipt requested, or by overnight mail or courier shall be deemed delivered upon mailing.
Notices to should be addressed as follows:

If to Buyer:	Louisville Gas and Electric Company/Kentucky Utilities Company
220 West Main Street
P.O. Box 32010
Louisville, Kentucky 40232
Attn.: Director Corporate Fuels and By-Products

If to Seller:	Armstrong Coal Company
407 Brown Road
Madisonville, Kentucky 42431
Attn: Mr. David Cobb

With Copy To:

Mason L. Miller
Miller + Wells, PLLC
300 East Main Street, Ste. 360
Lexington, Kentucky 40507
18.	CHANGES IN LAWS
All coal delivered pursuant to this Purchase Order must meet the standards and specifications as outlined. The specifications as written will meet all the sulfur dioxide standards (both state and federal) that are now applicable to the Buyer’s Generating Station for which this coal is being purchased. In the event of any change in any applicable laws or regulations, including but not limited to environmental laws and regulations, or in the interpretation hereof or enforcement practices with respect hereto, Buyer may cancel, in whole or in part, its order or orders for any coal ordered as a result of this Purchase Order and may terminate this Purchase Order without any liability to Seller, other than those with respect to prior performance.

Exhibit A

EXHIBIT A TO FUEL PURCHASE ORDER
SAMPLE COAL PAYMENT CALCULATIONS -
For contracts supplied from multiple “origins”, each “origin will be calculated individually.

	Section I	Base Data
1)	Base or Adjusted Base FOB Price Per Ton:	65.00 /ton
1a)	Tons of coal delivered:	tons
2)	Guaranteed average heat content:	11.500 BTU/LB.
2a)	As received monthly avg. heat content:	BTU/LB.
2b)	Total BTU’s unloaded in the month:	Millions of BTU’s
3)	Guaranteed monthly avg. max. sulfur	2.50 LBS./MMBTU
3a)	As received monthly avg. sulfur	LBS./MMBTU
4)	Guaranteed monthly avg. ash	10.44 LBS./MMBTU
4a)	As received monthly avg. ash	LBS./MMBTU
5)	Guaranteed monthly avg. max. moisture	10.44 LBS./MMBTU
5a)	As received monthly avg. moisture	LBS./MMBTU
6)	BTU True Up: {[(line 2a-line 2)] ÷ line 2) x line 1	Dollars/Ton
6a)	BTU True Up Dollars (line 6 x line 1a)	Dollars

	Section II	Discounts
Assign a (-) to all discounts (round to (5) decimal places)
7)	BTU/LB.: If line 2a < 11,300 BTU/LB. then:
{1 — {(line 2a) / (line 2)} * $0.2604/MMBTU
	{1 — ( ) / ( )} * $0.2604 =	$ /MMBTU
7a)	SULFUR: If line 3a is greater than 2.75 LBS/MMBTU
[ (line 3a) — (line 3) ] * 0.1232/lb. Sulfur
	[( ) - ( ) ] * 0.1232=	$ /MMBTU
7b)	ASH: If line 4a is greater than 10.73
[ (line 4a) - (line 4)] * 0.0083/MMBTU
	[( ) - ( )] * 0.0083 =	$ /MMBTU
7c)	MOISTURE: If line 5a is greater than 11.75 LBS/MMBTU
[(line 5a) - (line 5)] * 0.0016/MMBTU
	[( ) - ( )] * 0.0016=	$ /MMBTU

Exhibit A

Total Price
	Section III	Adjustments
Determine total Discounts as follows:
8)	BTU/Lb Discount Dollars (line 7 x line 2b)	$ Dollars
9)	Sulfur Discount Dollars (line 7a x line 2b)	$ Dollars
10)	Ash Discount Dollars (line7b x line 2b)	$ Dollars
11)	Moisture Discount Dollars (line 7c x line 2b)	$ Dollars
12)	Total Discount Dollars: Sum of lines 8 thru 11:	$ Dollars
Total Coal Payment Calculation
13)	Total coal payment for month:
	[(line 1 x line la) + line 6a] -line 12	$ Dollars